Press release

Drayton Richdale Corp. Restructures Subsidiary Corporation to Enter the Bio Diesel Industry.

Temecula, California: Drayton Richdale Corp. (OTC: DRYN) restructures Matlink, Inc. Nevada, a DRYN wholly owned subsidiary, in order to focus on acquiring or developing new technology and operations in Bio Diesel production and Distribution. Matlink, Inc. has filed for a corporate name change to Cenocore Group, Inc. (www.cenocore.com).

This venture will be participated by Nathan J. Coleman, President of Technology Resources, Inc. (TRI) (www.technologyresourcescompany.com), another DRYN wholly owned subsidiary and it will vertically integrate with the high efficiency, low emissions, light weight, two cycle Diesel engine in final stages of design in TRI.

DRYN board of directors has decided to pursue a new direction for the company and thereby relinquishes all rights in the MSOS patent to its original developer.

For information call:

Amparo Munoz Investor Relations Gemelli Capital Trust 888/ 303-2806 e-mail: ir@gemellicapitaltrust.com

Natasha Nikolic Investor Relations Drayton Richdale Corporation 951/ 526-2193 e-mail: ir@draytonrichdale.com

Certain statements in this press release constitute “ forward looking statements “ within the meaning of the United States Securities Legislation. The Company’s actual results could differ from those in the forward-looking statements. Do not construe this information as investment advice. This is not a solicitation to buy or sell securities. This does not purport to be a complete analysis of the Company. Investing in securities is speculative and carries a high degree of risk. Past performance does not guarantee future results. Readers should consult their own advisors. Information contained in this press release should be independently investigated. These remarks involve risks and uncertainties. Risks are not limited to quarterly fluctuations in results or the company’s management of growth and competition. Other risks are detailed in the Company’s SEC filings. Actual results may differ materially from such information set forth herein. SOURCE: Drayton Richdale Corp.

###